TARGETED GENETICS CORPORATION

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is made by and between Targeted Genetics Corporation, a Washington corporation (the “Company”), and H. Stewart Parker (“Ms. Parker” or “Employee”) on November 14, 2008 (the “Agreement Date”), effective as of the Separation Date (as defined below).

WHEREAS, Ms. Parker is the Chief Executive Officer and President of the Company up to the Separation Date.

WHEREAS, the Company and Ms. Parker wish to terminate their working relationship as of the Separation Date (defined below), and as such Ms. Parker’s employment with the Company is being terminated (the “Termination”).

WHEREAS, in exchange for Ms. Parker’s agreement to release the Company from any and all claims arising from or related to the employment relationship, and for agreeing to continue to provide consulting services to the Company for a period of six (6) months following the Separation Date, the Company shall provide the benefits as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Ms. Parker (individually referred to as a “Party,” collectively referred to as the “Parties”) hereby agree as follows:

1. Termination of Employment. Ms. Parker and the Company acknowledge and agree that Ms. Parker’s employment with the Company shall terminate, as of the close of business, on November 6, 2008 (the “Separation Date”).

2. Separation Benefits. In consideration for the release of claims set forth below and other obligations under this Agreement and in full satisfaction of its obligations to Ms. Parker under the terms of any agreements Ms. Parker may have with the Company, and provided that this Agreement is executed and delivered by Ms. Parker and not revoked under Section 6 herein, the Company agrees to provide Ms. Parker with the benefits described in Section 3 below.

3. Separation Consideration.

In exchange for Ms. Parker’s agreement to the release of claims set forth in Section 5, below, the Company agrees to provide Ms. Parker with the following benefits (the “Separation Benefits”):

(a) Restricted Stock Units. Ms. Parker holds a total of One Hundred Thousand (100,000) restricted stock units (the “RSUs”) issued pursuant to the terms of the Company’s Stock Incentive Plan (the “Plan”) and related restricted stock unit agreement. As of the Separation Date, Sixteen Thousand Six Hundred Sixty-Six (16,666) of such RSUs have vested and have been paid out pursuant to the terms of the Plan and the related restricted stock unit agreement and the remaining Eighty Three Thousand Three Hundred Thirty-Four (83,334) of the RSUs are unvested. Ms. Parker agrees that under the terms of the Plan and related restricted stock unit agreement the unvested RSUs are to be immediately forfeited without consideration. Notwithstanding the foregoing, in exchange for Ms. Parker’s release of claims and her agreement to provide consulting services as described in Section 7, the Company shall fully accelerate the vesting of such unvested RSUs such that the remaining Eighty Three Thousand Three Hundred Thirty-Four (83,334) RSUs shall become fully vested. Such accelerated RSUs shall be settled not later then December 31, 2008, provided that this Agreement is effective.

(b) Stock Grant. In exchange for Ms. Parker’s release of claims and agreement to perform consulting services as described in Section 7, pursuant to the Plan, the Company has made a Stock Grant (as defined in the Plan) to Ms. Parker in the amount of One Hundred Fifty Thousand (150,000) Shares (as defined in the Plan), subject to the execution and effectiveness of this Agreement. The Parties shall execute a Stock Grant Agreement (as defined in the Plan).

(c)  Payment of COBRA Continuation Coverage Premiums. If Ms. Parker timely elects continuation coverage under COBRA, the Company will pay, on Ms. Parker’s behalf, the applicable COBRA premiums to continue her group health insurance coverage through COBRA at the level in effect as of the Separation Date (including dependent coverage, if applicable) through May 31, 2009, to the extent such coverage remains available. Notwithstanding the foregoing, the Company’s obligation to pay Ms. Parker’s COBRA premiums will cease immediately in the event that she becomes covered under the group health insurance plan of a new employer at any time during such period, and such coverage is substantially equivalent to or superior than such coverage provided by the Company, and Ms. Parker agrees to provide prompt written notice to the Company (or its successor) if she becomes eligible for such group health insurance coverage during such period.

(d) Cell Phone. Ms. Parker shall be permitted to keep the cell phone she currently uses and the Company shall continue pay the expenses for such cell phone for a period of thirty (30) days commencing on the Separation Date. Ms. Parker shall personally assume the contract for such cell phone and become personally liable for any expenses related to such cell phone upon the expiration of such thirty-day period.

(e) Payment of Attorney’s Fees. The Company shall pay Ms. Parker’s documented attorneys' fees and expenses incurred as a result of negotiating this Agreement, in an amount not to exceed Three Thousand Dollars ($3,000).

4. No Other Payments Due. Ms. Parker acknowledges that, on the Agreement Date, the Company provided her a final paycheck for all accrued salary, any commissions or bonuses that may have accrued or may accrue, unused accrued vacation and other sums that were due to Ms. Parker through the Separation Date. Except as specifically provided in Sections 3 and 8 hereof, Ms. Parker acknowledges and agrees that she shall not be entitled to earn or receive payment of any commission or other incentive compensation from the Company.

5. Release of Claims. In consideration for the benefits set forth in this Agreement, the Company and Ms. Parker, on behalf of themselves and each of their respective heirs, executors, administrators, predecessor and successor corporations and assigns, each hereby fully and forever releases Ms. Parker and the Company and its affiliates and subsidiaries, and each of their respective heirs, executors, officers, directors, employees, investors, stockholders, administrators, predecessor and successor corporations and assigns, respectively (collectively, the “Released Parties”), of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Separation Date including, without limitation:

(a) any and all claims relating to or arising from Ms. Parker’s employment relationship with the Company and the Termination;

(b) except for the rights granted in Section 3(a) - (b) hereof (and the rights appurtenant thereto), any and all claims relating to or arising from the RSUs or any other right to purchase shares of the Company’s stock;

(c) any and all claims for sales commissions, performance bonuses or similar payments;

(d) any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied, negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; negligence; and defamation;

(e) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the California Fair Employment and Housing Act, and any family and medical leave acts;

(f) any and all claims relating to or arising out of any other laws and regulations relating to employment or employment discrimination; and

(g) except as provided in Section 3(e), any and all claims for attorneys’ fees and costs.

The Company and Ms. Parker agree that the release set forth in this Section 5 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any actions of enforcement by the Securities and Exchange Commission against Ms. Parker in her capacity as an officer or member of the Board of Directors of the Company, fraud perpetrated by Ms. Parker, willful misconduct by Ms. Parker that resulted in injury to the Company , payments or benefits receivable, or obligations incurred or specified under this Agreement or to any right of indemnification Ms. Parker had as an officer or member of the Board of Directors of the Company, or to any benefits to which Ms. Parker is entitled under any 401(k), profit sharing or other employee benefit plan maintained by the Company to which she is entitled or vested prior to and as of the Separation Date. The Company shall defend and indemnify Ms. Parker as required and to the fullest extent permitted by its Articles of Incorporation and Bylaws.

6. Acknowledgment of Waiver of Claims under ADEA. Ms. Parker acknowledges that she is waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Ms. Parker and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the date of this Agreement. Ms. Parker acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Ms. Parker was already entitled. Ms. Parker further acknowledges that she has been advised by this writing that (a) she should consult with an attorney prior to executing this Agreement; (b) she has at least twenty-one (21) days within which to consider this Agreement; (c) she has seven (7) days following her execution of this Agreement to revoke the Agreement (the “Revocation Period”). This Agreement shall not be effective until the Revocation Period has expired. Nothing in this Agreement prevents or precludes Ms. Parker from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

7. Consulting Services. For a period of six (6) months following the Separation Date, Ms. Parker agrees to provide consulting services to the Company in order to provide transition assistance to the interim or newly hired Chief Executive Officer of the Company, as reasonably required by the Company, not to exceed ten hours per month, at such times as are mutually agreed to by Ms. Parker and the Company. Ms. Parker shall be paid Five Thousand Dollars ($5,000) per month, payable at the Company’s normal payroll intervals, in return for her consulting services, with partial months being pro-rated. In the event Ms. Parker incurs any expenses directly related to the provision of such consulting services, the Company agrees to reimburse Ms. Parker for reasonable documented business expenses in accordance with its standard reimbursement policy. Ms. Parker’s termination of employment is intended to constitute a separation from service as such term is defined in Treasury Regulation Section 1.409A-1(h)(1).

8. Benefits. Ms. Parker’s health insurance benefits will cease on the Separation Date, subject to her right (and her qualified beneficiaries’ rights) to COBRA continuation coverage. As set forth in Section 3 above, the Company shall pay the applicable COBRA premium set forth above. Ms. Parker’s participation in all other employee benefits and incidents of employment cease on the Separation Date. Ms. Parker ceases accruing employee benefits, including, but not limited to, vacation time and paid time off and stock option and RSUs vesting as of the Separation Date. Nothing herein is in any way intended to apply to Ms. Parker’s 401(k) voluntary contributions prior to the Separation Date.

9. Covenants.

(a) Confidential Information. Ms. Parker represents, warrants and agrees that: (i) she properly signed, returned and became a party to the Invention Disclosure and Confidentiality Agreement with the Company (the “Confidentiality Agreement”), (ii) the Confidentiality Agreement remains binding and enforceable between the parties; and (iii) Ms. Parker has not breached any of her obligations to the Company under the terms of the Confidentiality Agreement.

(b) Mutual Non-Disparagement. Ms. Parker agrees that she will not engage in conduct or undertake speech (written or oral) derogatory to or otherwise disparage the Company, any officer of the Company, any member of its Board of Directors as of the date of this agreement, or their products or services. The Company agrees that its officers and Board of Directors will not engage in conduct or undertake speech (written or oral) that is derogatory to or otherwise disparage Ms. Parker.

(c) Computer Access. Ms. Parker shall be permitted to keep her computer, provided, however, that the Company shall remove any non-personal data, programs, or other information from such Computer.

(d) Return of Company Property. Ms. Parker represents, warrants and agrees that she has returned to the Company all property or data of the Company of any type whatsoever that has been in her possession or control including the transfer of all passwords, access cards, keys or signatory authority controlled by her on behalf of the Company.

(e) Resignation from the Board of Directors. Upon the effective date of this Agreement, Ms. Parker shall resign as a member of the board of directors of the Company. Such resignation shall be effective immediately as of the date thereof.

10. Breach of this Agreement. The Parties acknowledge that upon material breach of any provision of this Agreement, the Company its officers and directors, on the one hand, and Ms. Parker on the other hand, would sustain irreparable harm from such breach, and, therefore, the Parties agree that in addition to any other remedies which a Party may have for any material breach of this Agreement or otherwise, such Party shall be entitled to obtain equitable relief including specific performance, injunctions and restraining the other Party from committing or continuing any such violation of this Agreement.

11. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Ms. Parker represents and warrants that she has the capacity to act on her own behalf and on behalf of all who might claim through her to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

12. No Representations. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

13. Severability. In the event that any provision hereof becomes or is declared by a court or other tribunal of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

14. Arbitration. The Parties shall attempt to settle all disputes arising in connection with this Agreement through good faith consultation. In the event no agreement can be reached on such dispute within fifteen (15) days after notification in writing by either Party to the other concerning such dispute, the dispute shall be settled by binding arbitration to be conducted in King County, Washington before the American Arbitration Association under its under its Employment Arbitration Rules and Mediation Procedures, or by a judge to be mutually agreed upon. The Company shall pay the costs of the arbitration proceeding, provided however that each Party shall bear its or her own attorneys' fees and expenses, unless otherwise determined by the arbitrator, who shall have the authority to award payment of attorneys' fees and costs as provided under any applicable Washington statute or regulation. The arbitration decision shall be final, conclusive and binding on both Parties and any arbitration award or decision may be entered in any court having jurisdiction. The Parties agree that the prevailing Party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. This Section 14 shall not apply to any breach of or efforts to enforce the Confidentiality Agreement. The Parties hereby waive any rights they may have to trial by jury in regard to arbitrable claims.

15. Entire Agreement. This Agreement, along with the other agreements referenced herein, represents the entire agreement and understanding between the Company and Ms. Parker concerning Ms. Parker’s separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Ms. Parker’s employment relationship with the Company.

16. Withholding Taxes. All amounts payable pursuant to this Agreement shall be subject to applicable withholding taxes.

17. No Oral Modification. This Agreement may only be amended in writing signed by Ms. Parker and the Company.

18. Effective Date. This Agreement is effective upon the expiration of the Revocation Period described in Section 6.

19. Governing Law. This Agreement shall be governed by the laws of the state of Washington, without regard to its conflicts of law provisions.

20. Counterparts. This Agreement may be executed in counterparts, and each coun-terpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

21. Assignment. This Agreement may not be assigned by Ms. Parker without the prior written consent of the Company.

22. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) they have read this Agreement;

(b) they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) they understand the terms and consequences of this Agreement and of the releases it contains; and

(d) they are fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Separation Agreement and Release on the respective dates set forth below.

TARGETED GENETICS CORPORATION

/s/ Jeremy L. Curnock Cook
Its: Executive Chairman
Dated: November 14, 2008

H. STEWART PARKER

/s/ H. Stewart Parker
Dated: November 14, 2008